Exhibit 99.1

FOR IMMEDIATE RELEASE

September 22, 2017

People’s United Financial, Inc. Names Jane Chwick to Board of Directors

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT), the holding company for People’s United Bank, N.A., has announced that its Board of Directors approved an increase in the size of the Board of Directors to twelve members and appointed Jane Chwick as a director to fill the vacancy created by that action.

Ms. Chwick has a proven track record for leading large organizations and creating and implementing high-value, long-term strategic initiatives. She was a partner at Goldman Sachs where she had a 30-year career in technology, most recently as Co-Chief Operating Officer of the technology division. In this role, she was responsible for financial and business planning, setting the technical strategy and management of an 8,000-person organization within the firm. While at Goldman, Ms. Chwick served on numerous governance committees, including the firm’s Finance Committee, the Firm-wide New Activity Committee and the Technology Risk Committee, and she was co-chair of the Technology Division Operating Committee.

Ms. Chwick was also the Co-founder and Co-CEO of Trewtec, Inc., providing Corporate Directors, CEOs and Chief Technology Officers with vital information they need to improve their oversight of a company’s technology function.

“We are very pleased to welcome Jane to the People’s United Board of Directors,” said Jack Barnes, President and CEO of People’s United. “She is a highly skilled business executive with a keen understanding of financial services and the role technology is playing as the industry increasingly demands greater efficiency, cyber security and access to customized solutions. Jane’s depth of knowledge and insights will make her a valuable member of our board and we look forward to her contributions.”

Ms. Chwick currently serves on a number of boards for corporate, government and not-for-profit organizations including Voya Financial and MarketAxess where she is the chair of the Technology, Innovation and Operations Committee and the Risk Committee, respectively.

Ms. Chwick will serve as a member of the Board’s Enterprise Risk Committee. She will also serve as a member of the Trust Committee of the Board of Directors of People’s United Bank.

About People’s United Bank

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc. (NASDAQ: PBCT), a diversified financial services company with over $43 billion in assets. People’s United Bank, founded in 1842, is a premier, community-based, regional bank in the Northeast offering commercial and retail banking, as well as wealth management services through a network of over 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine.

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Media Contact:

Steven Bodakowski

Corporate Communications

203.338.4202

Steven.Bodakowski@peoples.com

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